Encana Underwriting Syndicates Members


ABN AMRO Incorporated
Banc of America Securities LLC
Barclays Capital
BNP Paribas
Citi
Credit Suisse
Deutsche Bank Securities
HSBC Securities (USA) Inc.
JPMorgan Securities
Lazard Capital Markets
Lehman Brothers Inc.
Merrill Lynch & Co.
Mizuho Securities USA Inc.
Morgan Stanley & Co.
RBS Greenwich Capital
Societe Generale
UBS Investment Bank